FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-11

Subject: ** NEW ISSUE CMBS: BBCMS 2023-5C23 ** PUBLIC PRICING DETAIL **

NEW ISSUE CMBS:	BBCMS 2023-5C23

$643.778MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS; DEUTSCHE BANK SECURITIES; SOCIÉTÉ GÉNÉRALE; UBS SECURITIES LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC; DREXEL HAMILTON

RATING AGENCIES:	S&P; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (S/F/K)	CLASS SIZE ($MM)	AVAIL. SIZE ($MM)*	C/E	WAL	COUPON**	PRICE	YIELD	SPREAD
A-2	AAA/AAA/AAA	107.017	103.250	30.000%	4.69	6.19800	100.99738	5.96793	J+152
A-3	AAA/AAA/AAA	397.907	383.900	30.000%	4.90	6.67500	102.99865	5.98058	J+155
A-S	AA-/AAA/AAA	71.230	68.722	20.125%	4.94	7.70320	103.01703	6.87723	J+245
B	NR/AA-/AA	38.771	37.406	14.750%	4.94	7.70320	100.56524	7.47723	J+305
C	NR/A-/A	28.853	27.837	10.750%	4.94	7.70320	92.71550	9.52723	J+510

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

** INITIAL WAC COUPON FOR CLASSES A-S, B & C

- SETTLEMENT:	ON OR ABOUT THURSDAY, DECEMBER 7, 2023
TOE:	3:40 PM EST

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.